Exhibit 15

November 24, 2008

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We are aware that our report dated April 21, 2008 on our review of interim financial information of Alcoa Inc. and its subsidiaries (the “Company”) for the three-month period ended March 31, 2008 and 2007, our report dated July 21, 2008 on our review of interim financial information of the Company for the three- and six-month periods ended June 30, 2008 and 2007, and our report dated October 21, 2008 on our review of interim financial information of the Company for the three- and nine-month periods ended September 30, 2008 and 2007 and included in the Company’s Quarterly Report on Form 10-Q for the quarters ended March 31, 2008, June 30, 2008, and September 30, 2008 are incorporated by reference in this Registration Statement on Form S-8 dated November 25, 2008.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

Pittsburgh, Pennsylvania